Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 33-26305 on Form N-1A of our report dated May 24, 2023, relating to the financial statements and financial highlights of BlackRock Global Equity Absolute Return Fund of BlackRock FundsSM (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accountants” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 24, 2023